THE PHOENIX-ENGEMANN FUNDS

                       DISTRIBUTION PLAN - CLASS C SHARES

                  This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") promulgated under the Investment Company Act of 1940, as amended (the "Act"), by The Phoenix-Engemann Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), with respect to the Class C Shares (the "Shares") of the Trust's several series set forth on Schedule A attached hereto (each a "Fund"), as such Schedule A may be amended from time to time to add or to delete one or more of such series from this Plan. This Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust or any Fund and who have no direct or indirect financial interest in the operation of this Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

                  In reviewing this Plan, the Board of Trustees considered the schedule and nature of payments and the terms of the Investment Management Agreement and the Sub-Administration Agreement between the Trust and Roger Engemann & Associates, Inc. (the "Manager"), and the nature and amount of all other payments, fees, and commissions which may be paid to the Manager or its affiliates, including Phoenix Equity Planning Corp., the principal underwriter and distributor of the Shares (the "Distributor"). The Board of Trustees, including a majority of the Independent Trustees, concluded that the proposed overall compensation of the Manager and its affiliates was fair and not excessive.

                  The Board of Trustees' approval included a determination that in the exercise of the Trustees' reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that this Plan will benefit the Trust, each Fund and the holders of the Shares of each Fund. This Plan has also been approved by a vote of at least a majority of the outstanding Shares of each Fund.

                  The provisions of this Plan are as follows:

                  1. Fee. The Trust shall pay to the Distributor, out of the assets of each Fund, a monthly fee for the Distributor's services as principal underwriter and distributor of the Shares of such Fund, including the Distributor's expenses in connection with the promotion and distribution of such Shares (collectively, "Distribution Expenses"). The fee paid to the Distributor under this Plan shall be calculated daily and shall be paid monthly by the Trust at an annual rate of 0.75% of the average daily net asset value of the Shares of each Fund. All fees paid by the Trust hereunder shall be paid in accordance with Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), as such Rule may change from time to time ("Rule 2830"), including, without limitation, the limitations set forth in Rule 2830 on the maximum asset-based sales charges (as defined in Rule 2830) payable to the Distributor
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with respect to the Shares of each Fund. If, by reason of the limitations set forth in Rule 2830, the Trust is prevented from paying a monthly fee at the stated annual rate set forth above, the Trust shall pay as high a fee as permitted by Rule 2830.

                  2. Distribution Expenses in Excess of or Less Than Amount of Fee. All Distribution Expenses of the Distributor in excess of its compensation hereunder shall be borne by the Distributor. The fees paid hereunder by the Trust on behalf of each Fund shall not be refundable in the event that in any given period such fees are greater than the Distributor's actual Distribution Expenses for that period with respect to the Shares of such Fund.

                  3. Expenses Covered by this Plan. The fee paid to the Distributor under Section 1 of this Plan with respect to a Fund may be used by the Distributor to pay for any expenses primarily intended to result in the sale of the Shares of such Fund, including, but not limited to: (a) cost of payments, including incentive compensation, made to the directors, officers and employees of, agents for and consultants to, the Distributor or any other broker-dealer or financial institution that engages in the distribution of such Shares; (b) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (c) costs of printing and distributing prospectuses, statements of additional information and reports of such Fund to prospective investors in its Shares; (d) costs involved in preparing, printing and distributing sales literature pertaining to such Fund and its Shares; and (e) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable with respect to the distribution of the Shares of such Fund.

                  4. Written Reports. The Distributor shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid to the Distributor under this Plan with respect to each Fund, and the Distributor shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under this Plan in order to enable the Board of Trustees to make an informed determination of whether this Plan should be continued with respect to each Fund.

                  5. Termination; Assignment. This Plan may be terminated as to any Fund (a) by such Fund at any time, without penalty, by vote of a majority of the outstanding Shares of such Fund, or by a majority of the Independent Trustees, on at least sixty (60) days' written notice to the Distributor, or (b) by the Distributor at any time, without penalty, on at lest sixty (60) days' written notice to the Trust. The Distributor may assign its rights and obligations under this Plan only upon the prior approval of a majority of the Trust's Board of Trustees, including the prior approval of a majority of the Independent Trustees. Any termination of this Plan as to any Fund shall not affect the Plan as it relates to the other Funds.


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                  6. Amendments. This Plan may not be amended to increase
materially the amount to be spent for distribution of the Shares of any Fund pursuant to Section 1 hereof without approval by a majority of such Shares outstanding. All material amendments to this Plan shall also be approved by a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

                  7. Selection of Independent Trustees. So long as this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees.

                  8. Relationship to Agreement and Declaration of Trust. A copy of the Trust's Restated Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as Trustees, and not individually, and that the Trust's obligations arising out of this Plan are not binding upon the Trustees or holders of the Trust's shares individually but are binding only upon the respective assets and property of the Funds. The Distributor acknowledges that it has received notice of and accepts the limitations of liability as set forth in the Trust's Restated Agreement and Declaration of Trust. The Distributor agrees that the Trust's obligations hereunder shall be limited to the Funds and to their respective assets, and that no party shall seek satisfaction of any such obligation from any shareholder of the Trust or any Fund, or from any trustee, officer, employee or agent of the Trust.

                  9. Effective Date of Plan. This Plan shall take effect as to each Fund as of the date set forth for such Fund on Schedule A hereto, and, unless sooner terminated, shall continue in effect as to each such Fund for a period of more than one year from such date only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

                  10. Preservation of Materials. The Trust shall preserve copies of this Plan, any agreements relating to this Plan and any report made pursuant to Section 4 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, or of such agreement or report.

                  11. Meanings of Certain Terms. As used in this Plan, the terms "interested person" and "majority of the outstanding Shares" will be deemed to have the same meaning that those terms have under the Act and the rules and regulations promulgated under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.


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                  This Plan and the terms and provisions hereof are hereby
accepted and agreed to by the Trust and the Distributor, as evidenced by their execution hereof, as of this 3rd day of September, 1997.



                                        The Phoenix-Engemann Funds


                                        By:  /s/ Roger Engemann
                                             ---------------------------------


                                             Title:  President
                                                     -------------------------




                                        Phoenix Equity Planning Corporation


                                        By:  /s/  Thomas N. Steenburg
                                             ---------------------------------


                                        Title:  Vice President and Counsel
                                                ------------------------------

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                                                                      Schedule A

                Series of the Trust Covered by the Plan: C Shares

         Fund Name                                        Effective Date of Plan
         ---------                                        ----------------------
Phoenix-Engemann Growth Fund                                September 3, 1997
Phoenix-Engemann Nifty Fifty Fund                           September 3, 1997
Phoenix-Engemann Balanced Return Fund                       September 3, 1997
Phoenix-Engemann Global Growth Fund                         September 3, 1997
Phoenix-Engemann Small & Mid-Cap Growth Fund                September 3, 1997
Phoenix-Engemann Value 25 Fund                              September 3, 1997


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